Exhibit 99.1

September 2006 Company Fact Sheet HORNBECK OFFSHORE SERVICES, INC. NYSE: HOS Leading the New Generation

www.HORNBECKOFFSHORE.COM

•	Industry Leading Results. Hornbeck has established itself as a premier supplier of new generation offshore supply vessels (OSVs), having delivered industry leading % growth, margins and returns over the past seven years.

•	OSV Fundamentals Remain Strong. Gulf of Mexico (GoM) activity is expected to remain strong beyond 2007, with increased spending on planned deep-well projects and on-going, hurricane-induced repair work. As a result, fleetwide average OSV dayrates continue to improve and are currently above $20,000 per day.

•	Deepwater OSV “Pure-Play.” Nearly all incremental OSV demand drivers in the GoM are for deepwater, ultra-deepwater and deep-shelf projects. Hornbeck is the only publicly traded company with its entire OSV fleet capable of working on deep-well projects.

•	Building on Success. Upon completion of Hornbeck’s active and pending newbuild programs, its OSV fleet capacity will more than double to 137,000 deadweight tons (dwt) and its tug and tank barge (TTB) fleet capacity will increase by 31% to 2.0mm barrels. This planned expansion is focused on meeting increasing customer demands for advanced capabilities.

•	Substantial Increase in TTB Margins. Since the Company’s strategic shift in TTB contract mix and change in fleet complement to larger, double-hulled barges over the past year, TTB operating margins have more than tripled. Based on visible demand and the impact of OPA’90 on barge capacity, Hornbeck believes that TTB margin levels in the mid-20’s to mid-30’s are sustainable for the foreseeable future.

•	Recent Market Diversification. Hornbeck has recently broadened its customer base beyond traditional oilfield markets, highlighted by four long-term contracts with the U.S. military. Hornbeck has also been able to leverage its OSV customer relationships to secure work supporting deepwater well tests in the GoM with TTB assets.

•	Ownership Culture Runs Deep. Hornbeck recently took the strategic move, unprecedented in the offshore marine industry, of extending its stock-based compensation plan to all of its certified mariners, a benefit that has been enjoyed by its shorebased personnel since 1998. By instilling an entrepreneurial “culture of ownership” throughout the organization, Hornbeck expects to continue its track record of attracting and retaining the highest caliber of talent in the business.

Price (August 31, 2006)			$33.61

Stock Data

Fiscal Year-End:			December
Symbol / Exchange:			HOS /NYSE
52-Week Range:			$27.81-$40.96
Diluted Common Shares O/S:			27.7mm
Market Capitalization:			$931.0mm
Total Enterprise Value:			$930.0mm
Average Daily Volume (L3M):			346,265
Insider Ownership 1):			4.6%
13F Institutional Ownership:			86.9%

Financial Data (unaudited)

		31-Dec-2005	30-Jun-2006
Total Cash:		$272mm	$300mm
Total Debt:		$299mm	$299mm
Total Stockholders’ Equity:		$430mm	$469mm
Net Debt / Net Book Capitalization:		6%	0%

	2005A	2006E	2007E
Results & Guidance
EBITDA ($mm) 2,3):	$97.3	$150-$155	$160-$170
EPS 3):	$1.64	$2.60-$2.72	$2.72-$2.95

Trading Multiples 4)
TEV / EBITDA 2):	9.6x	6.1x	5.6x
P / E:	20.5x	12.6x	11.9x

Segment Data

	2005A	2006E 4)	2007E 4)
EBITDA Mix
OSV:	74%	67%	61%
Tug & Tank Barge:	26%	33%	39%
Current & Projected Fleet Mix 5)
No. of Current OSVs / FSVs:			25 / 1
No. of Current Tugs / Tank Barges:			14 / 17
No. of Projected OSVs / MPSVs5):			13 / 2
No. of Projected Tugs / Tank Barges5):			4 / 4

Stock Price (Mar 2004 IPO - Present)

1)	Represents executive officers and directors as disclosed in the latest Proxy Statement on file with the SEC.
2)	EBITDA is a non-GAAP financial measure; see page 4 for GAAP reconciliation.
3)	Guidance for EBITDA and EPS is net of the impact of FAS 123R expense (stock-based compensation expense).
4)	Based on mid-point of latest reported Company guidance.
5)	Includes announced vessels from MPSV Conversion Program, Phase 2 of OSV Newbuild Program #4, TTB Newbuild Program #2 and the previously retired Energy 8701, which now has an OPA 90 retirement date of 2015.

©2006 Hornbeck Offshore Services, Inc.

All Rights Reserved.

Fact Sheet	September 2006

COMPANY OVERVIEW

Hornbeck Offshore Services, Inc., a diversified marine service company headquartered in Covington, Louisiana, is a leading provider of technologically advanced, new generation OSVs primarily in the GoM and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck currently owns a fleet of over 60 vessels primarily serving the energy industry.

OFFSHORE SUPPLY VESSELS (UPSTREAM)

Hornbeck has the second largest new generation OSV fleet in the GoM with an estimated (post-newbuild) market share of 21%, compared to 14% for all other public companies combined. With visible demand in the GoM in what appears to be a protracted, multi-year cycle beyond 2007, Hornbeck is well-positioned in the higher-margin, deep-well segment with its multi-class fleet of OSVs.

Hornbeck’s average dayrates have roughly doubled since its March 2004 IPO to a current average of over $20,000 at full practical utilization, with leading-edge spot dayrates running well above that level. With only 21% of its fleetwide available OSV days contracted next year, the Company expects to continue to be able to take advantage of the currently robust dayrate environment.

Currently, about one-third of the OSV fleet is either working internationally or in non-oilfield service (military). Demand for the Company’s OSVs working in the GoM is driven almost entirely by deepwater, ultra-deepwater and deep shelf projects, where activity levels continue to grow. Hornbeck is the only publicly traded company with its entire OSV fleet capable of working on deep-well projects.

TUGS & TANK BARGES (DOWNSTREAM)

With five newly constructed double-hulled tank barges placed in service during 2005, annual downstream EBITDA is expected to continue generating sufficient cash flow to cover 100% of company-wide debt service and deferred drydocking charges for the foreseeable future. In addition, Hornbeck has recently diversified its TTB segment into the transportation of ethanol products and upstream services, the latter of which command premium pricing.

Operating margins for the TTB segment have expanded from the mid-teens, historically, to an average of 32% for the first half of 2006, due to the delivery of larger double-hulled tank barges during 2005 and a shift in contract mix from contracts of affreightment to time charters. Hornbeck believes that this shift in contract mix will mitigate the impact of seasonality and increase the predictability of TTB cash flows. Upon completion of its latest TTB newbuild program, 56% of Hornbeck’s tank barge fleet barrel-carrying capacity will be double-hulled, up from 46% today and 7% at the end of 2004.

UPDATE ON PENDING GROWTH INITIATIVES

MPSV Conversion Program. The Company has contracted for the retrofit and conversion of two sulfur tankers into 370-ft multi-purpose supply vessels, or MPSVs, for anticipated delivery in the latter half of 2007. The total project cost for these two 10,300 dwt vessels is estimated at $110mm, subject to final outfitting, including additional customer-driven design features. Hornbeck believes that these unique MPSVs will command market dayrates that are commensurate with its historical investment parameters.

OSV Newbuild Program #4. This program consists of two phases. Hornbeck recently expanded Phase 2, which is now comprised of a mix of 13 proprietary 240 ED/EDF class OSVs. The aggregate cost of Phase 2, which will add about 38,000 dwt of OSV fleet capacity, is estimated to be $295mm with delivery dates ranging from early 2008 through 2009. The Company recently decided that, given the complexity and unique design attributes of the innovative new proprietary class of high-end OSVs originally contemplated under Phase 1 and with the proven success of its existing 240 ED class design, it would be prudent to reschedule the 20,000 dwt Phase 1 until more favorable shipyard conditions materialize.

TTB Newbuild Program #2. This program calls for the construction of approximately 400,000 barrels of aggregate double-hulled tank barge carrying capacity and related offshore tugs, with a targeted tug-to-barge ratio of 1:1. The total cost for this program is now estimated at $145mm. Currently, three 60,000 barrel tank barges are contracted and under construction. Hornbeck recently acquired four 3,000 hp tugs that will be retrofitted for service under this program. Deliveries for these seven vessels are expected to range from mid-2007 through 2008. The Company continues to seek bids for the remaining 220,000 barrels of double-hulled barge capacity and additional power units.

Pro Forma Run-Rate Guidance. Hornbeck believes that the pro forma EBITDA-generating capacity of its current and projected fleet, excluding Phase 1 of OSV Newbuild Program #4, would be approximately $261mm for 2006 resulting in an implied pro forma TEV/EBITDA trading multiple of only 3.6x. The corresponding diluted EPS for this pro forma illustration would be about $4.28. These pro forma estimates are based on assumptions outlined in the Reg-G reconciliation table and related footnotes on page 4.

Excess “Dry Powder” Liquidity. Based on current projections of operating cash flow during the roughly 2.5 year construction period for these pending growth initiatives, Hornbeck believes that, without raising additional long-term capital, it can complete all current newbuild programs and still have at least $100mm of cash on-hand. When coupled with borrowing capacity under its currently undrawn revolving credit facility, the Company has even more “dry powder” for further growth initiatives.

Page 2	©2006 Hornbeck Offshore Services, Inc. All Rights Reserved.

Fact Sheet	September 2006

AN INDUSTRY LEADING POSITION…

…GENERATING SIGNIFICANT GROWTH & INDUSTRY LEADING MARGINS

MANAGEMENT EXECUTION TRANSLATES TO STRONG STOCK PERFORMANCE

1)	Source: Selected company filings from domestic OSV public peer group, which includes TDW, CKH, SBLK and TRMA.
2)	EBITDA is a non-GAAP financial measure; see page 4 for “Regulation G EBITDA Reconciliation” and assumptions for projected and pro forma EBITDA.
3)	Operating margin is defined as GAAP operating income divided by period revenues. OSV Peer group includes GMRK, CKH, and TDW. TTB Peer group includes KEX and TUG.
4)	OSV Peer Group Relative Stock Price Performance average includes TDW, GMRK, CKH, and SBLK. SBLK was excluded following its acquisition by CKH in June 2005.

©2006 Hornbeck Offshore Services, Inc. All Rights Reserved.	Page 3

Hornbeck Offshore Services Fact Sheet

Company Headquarters 103 Northpark Boulevard, Suite 300 Covington, LA 70433 (985) 727-2000 www.HornbeckOffshore.com

Reader Advisory and Forward Looking Statements

This Fact Sheet is presented as a brief company overview for the information of investors, analysts and other parties with an interest in the Company. Hornbeck’s management hopes that this Fact Sheet will encourage analysts and investors to investigate more about the Company through its Securities and Exchange Commission (SEC) filings, press releases and other public materials. This Fact Sheet does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. This Fact Sheet contains forward-looking statements, including, in particular, statements about Hornbeck’s plans, strategies and prospects. These statements are based on the Company’s current assumptions, expectations and projections about future events, which are subject to a wide range of business risks. The Company encourages investors to review the information regarding the risks inherent to Hornbeck and its industry, as described in its Annual Report on Form 10-K for the year ended December 31, 2005, copies of which are available free of charge over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at www.hornbeckoffshore.com. This Fact Sheet does not purport to be all-inclusive or to contain all of the information that a reader may desire regarding the structure or the affairs of the Company. Although the Company believes that the assumptions reflected in these forward-looking statements are reasonable, the Company can give no assurance that these assumptions will prove to be correct or that financial or market forecasts, savings or other benefits anticipated in the forward-looking statements will be achieved. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those projected. The information contained in this Fact Sheet is only current as of August 31, 2006 and the Company undertakes no obligation to update this Fact Sheet.

Regulation G EBITDA Reconciliation

This Fact Sheet contains references to the non-GAAP financial measure of earnings (net income) before interest, income taxes, depreciation, amortization and loss on early extinguishment of debt, or EBITDA. The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Reconciliations of EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of such measure to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the SEC.

Reconciliation of EBITDA to Cash Flows Provided by Operating Activities ($mm)

	Year Ended December 31,										Pro Forma 2006E Run-Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006E2	2007E2	Pre-Newbuild 2006E	OSV Expansion[3]	TTB Expansion[3]	Pro Forma Run-Rate[4]
Components of EBITDA:

Net income (loss)	$(1.4)	$(1.8)	$(4.5)	$7.0	$11.6	$11.2	$(2.5)	$37.4	$74.2	$79.9	$71.8	$39.2	$8.3	$119.3
Adjustment for loss on early extinguishment of debt, net of taxes[1]	—	—	—	2.0	—	—	14.7	1.1	—	—	—	—	—	—

Net income (loss), as adjusted	$(1.4)	$(1.8)	$(4.5)	$9.0	$11.6	$11.2	$12.2	$38.5	$74.2	$79.9	$71.8	$39.2	$8.3	$119.3
Interest expense, net:
Debt obligations	1.2	5.3	8.2	10.7	16.2	18.5	17.7	12.6	15.0	10.5	8.8	7.8	2.7	19.2
Put warrants	1.5	2.3	7.3	3.0	—	—	—	—	—	—	—	—	—	—
Interest income	(0.1)	(0.1)	(0.3)	(1.5)	(0.7)	(0.2)	(0.4)	(3.2)	(12.1)	(10.1)	(2.1)	(1.8)	(0.6)	(4.5)

Total interest expense, net	2.6	7.5	15.2	12.2	15.5	18.3	17.3	9.4	2.9	0.4	6.7	5.9	2.1	14.7
Income tax expense (benefit)	(0.2)	0.3	1.6	6.8	7.1	6.9	6.4	22.1	42.7	45.9	41.3	22.6	4.7	68.6
Depreciation	0.9	2.4	4.2	6.5	10.4	14.4	17.4	20.0	24.7	29.0	24.7	16.8	5.8	47.3
Amortization	0.4	0.7	1.0	1.2	1.9	3.2	5.7	7.3	8.0	9.8	8.0	1.5	1.3	10.8

EBITDA	$2.3	$9.1	$17.4	$35.6	$46.6	$54.0	$59.1	$97.3	$152.5	$165.0	$152.5	$86.0	$22.2	$260.7
Less: stock-based compensation expense	—	—	—	—	—	—	—	—	5.5	9.5	5.5	—	—	5.5

EBITDA, as adjusted [5]	$2.3	$9.1	$17.4	$35.6	$46.6	$54.0	$59.1	$97.3	$158.0	$174.5	$158.0	$86.0	$22.2	$266.2

EBITDA Reconciliation to GAAP:
EBITDA	$2.3	$9.1	$17.4	$35.6	$46.6	$54.0	$59.1	$97.3	$152.5	$165.0	$152.5	$86.0	$22.2	$260.7
Cash paid for deferred drydocking charges	(1.7)	(2.4)	(1.5)	(1.7)	(2.4)	(6.1)	(8.5)	(6.8)	(11.2)	(9.2)	(11.2)	—	—	(11.2)
Cash paid for interest	(0.4)	(4.5)	(7.1)	(5.6)	(19.1)	(19.7)	(24.0)	(17.9)	(18.5)	(18.3)	(18.5)	—	—	(18.5)
Changes in working capital[6]	4.7	(0.6)	(2.9)	1.9	(0.5)	(2.0)	(5.0)	5.1	13.3	22.1	14.3	(12.4)	(3.3)	(1.4)
Stock-based compensation expense	—	—	—	—	—	—	—	—	5.5	9.5	5.5	—	—	5.5
Changes in other, net[6]	(1.3)	0.3	(0.1)	0.1	0.3	(0.7)	(0.2)	(1.9)	(0.2)	(0.2)	(0.2)	—	—	(0.2)

Cash flows provided by operating activities	$3.6	$1.9	$5.7	$30.2	$25.0	$25.5	$21.4	$75.8	$141.4	$168.9	$142.4	$73.6	$18.9	$234.9

1	Results for 2001 were impacted by a $2.0 million after-tax ($0.19 per diluted share) charge on early extinguishment of debt relating to a July 2001 debt refinancing. Results for 2004 were impacted by a $14.7 million after-tax ($0.75 per diluted share) charge on early extinguishment of debt relating to 91% of the November 2004 refinancing of our 10.625% Senior Notes due 2008. Results for 2005 were impacted by a $1.1 million after-tax ($0.05 per diluted share) charge on early extinguishment of debt relating to the January 2005 redemption of the final 9% of our 10.625% Senior Notes due 2008.
2	Reflects mid-point of latest reported Company guidance and estimates for each income statement metric. Company guidance for 2006E and 2007E reflects a full-year contribution from all five new barges delivered in 2005, which is expected to result in TTB segment EBITDA of approximately 33% and 39% of the mid-point of the latest reported company-wide 2006E and 2007E guidance ranges, respectively.
3	OSV Expansion column includes a full-year contribution of operating results from new vessels planned for the MPSV conversion program and Phase 2 of OSV Newbuild Program #4. TTB Expansion column includes a full-year contribution of operating results from new vessels planned for the TTB Newbuild Program #2. Total interest expense, net assumes $19.2 of interest expense offset by $4.5 of interest income on a projected post-construction minimum cash balance of $100.0.
4	“Pro Forma 2006E Run-Rate” scenario illustrates the estimated incremental operating results from all of the vessels that are currently planned or under construction under the MPSV conversion program, TTB Newbuild Program #2 and Phase 2 of OSV Newbuild Program #4, assuming all of those vessels were placed in service as of January 1, 2006 and were working at current market dayrates commensurate with their relative size and service capabilities at full practical utilization of 95.0% assuming a normalized drydocking schedule. All other key assumptions related to the Company’s current operating fleet, including vessel dayrates, utilization, operating expenses and SG&A, are consistent with the Company’s latest 2006E guidance.
5	EBITDA, as adjusted, excludes the impact of FAS 123R stock-based compensation expense.
6	Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward-looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

©2006 Hornbeck Offshore Services, Inc.

All Rights Reserved.